                                                             CUSIP NO. 911474203


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                            (Amendment No. EXITING )*

                               US GLOBAL INVESTORS
--------------------------------------------------------------------------------
                                 Name of Issuer

                                 PREFERRED STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    911474203
--------------------------------------------------------------------------------
                                  CUSIP Number

               ROBERT C. GREENWOOD  ROBERTSON, STEPHENS & COMPANY
           555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                 (415) 781-9700
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications

                                DECEMBER 17, 1996
--------------------------------------------------------------------------------
              Date of Event which Requires Filing of this Statement

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement   [ ].  (A fee
is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                             Cusip No. 911474203


                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP NO. 911474203
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company, Incorporated
     Tax I.D. 94-3172874  See Exhibit A for a list of Executive Officers
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES                        0
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

     OWNED                         0
                             ---------------------------------------------------
     BY EACH                  9    SOLE DISPOSITIVE POWER

   REPORTING                       0
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   781,321
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12.55%
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

Cusip No. 911474203                                                 page 3 of 21


                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP NO. 911474203
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Orphan Fund
     Tax I.D. 94-3108651  see Exhibit A for a list of Executive Officers
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES                        0
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

     OWNED                         0
                             ---------------------------------------------------
     BY EACH                  9    SOLE DISPOSITIVE POWER

   REPORTING                       0
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   501,450
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     501,450
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     8.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

Cusip No. 911474203                                                 page 4 of 21


                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP NO. 911474203
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Contrarian Fund
     Tax I.D. 94-3174915  See Exhibit A for a list of Executive Officers
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES                        0
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

     OWNED                         0
                             ---------------------------------------------------
     BY EACH                  9    SOLE DISPOSITIVE POWER

   REPORTING                       0
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   279,860
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     279,860
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     4.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

Cusip No. 911474203                                                 page 5 of 21


                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP NO. 911474203
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Paul Stephens
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     WC & PF
--------------------------------------------------------------------------------
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                                            / /
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

     OWNED                         0
                             ---------------------------------------------------
     BY EACH                  9    SOLE DISPOSITIVE POWER

   REPORTING
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   781,310
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     781,310
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     12.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

Cusip No. 911474203                                                 page 6 of 21


                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP NO. 911474203
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sanford Robertson
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                                            / /
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

     OWNED                         0
                             ---------------------------------------------------
     BY EACH                  9    SOLE DISPOSITIVE POWER

   REPORTING
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   781,310
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     781,310
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     12.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

Cusip No. 911474203                                                 page 7 of 21


                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP NO. 911474203
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Michael G. McCaffery
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                                            / /
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

     OWNED                         0
                             ---------------------------------------------------
     BY EACH                  9    SOLE DISPOSITIVE POWER

   REPORTING
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   781,310
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     781,310
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     12.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

Cusip No. 911474203                                                 page 8 of 21


                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP NO. 911474203
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     G. Randy Hecht
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                                            / /
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

     OWNED                         0
                             ---------------------------------------------------
     BY EACH                  9    SOLE DISPOSITIVE POWER

   REPORTING
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   781,310
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     781,310
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     12.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

Cusip No. 911474203                                                 page 9 of 21


                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP NO. 911474203
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Kenneth R. Fitzsimmons
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                                            / /
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

     OWNED                         0
                             ---------------------------------------------------
     BY EACH                  9    SOLE DISPOSITIVE POWER

   REPORTING
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   781,310
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     781,310
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     12.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!  INCLUDE BOTH SIDES OF THE COVER PAGE,

Cusip No. 911474203                                                page 10 of 21


ITEM 1.   SECURITY AND ISSUER.

          This Schedule 13D is filed with respect to the (former) preferred Stock of US Global Investors, Inc. (the "Company")

ITEM 2:   IDENTITY AND BACKGROUND.

          The Schedule 13D is filed on behalf of, Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth
R. Fitzsimmons. Giving rise to this exiting 13D is the fact that the company changed names and converted the class A preferred stock to non-voting class A common stock.


          This Schedule 13D relates to the direct beneficial ownership in the shares of the Company by the Funds, and the indirect beneficial ownership of RS&Co., L.P., Bayview, and RS&Co., Inc. in the shares of the Company held by the Funds. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

          Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.


I. (a) The Robertson Stephens Orphan Fund, L.P., is a California limited partnership. Robertson Stephens & Co. Investment Management L.P. and Bayview Investors LTD. are the General Partners.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)   No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

II   (a)  The Robertson Stephens Orphan Offshore Fund is a Cayman Islands
          limited partnership. Robertson, Stephens & Co Investment Management L.P. is the General Partner.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)   No convictions in criminal proceedings.

Cusip No. 911474203                                                page 11 of 21


     (e)  No civil or administrative proceedings.

III. (a) Robertson Stephens Contrarian Fund, A Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Contrarian Fund is: Robertson, Stephens & Co. Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.


IV.  (a)  Bayview Investors LTD., is a California limited partnership.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

V. (a) Robertson, Stephens & Company, Incorporated, is a California Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Corporation, Investment Banking.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

VI.  (a)  Paul H. Stephens.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

Cusip No. 911474203                                                page 12 of 21


     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

VII. (a)  Sanford R. Robertson.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

VIII. (a)  Michael G. McCaffery.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

IX    (a)  G. Randy Hecht.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

X.    (a)  Kenneth R. Fitzsimmons.

Cusip No. 911474203                                                page 13 of 21


     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

ITEM 3:   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

          The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners and shareholders.

ITEM 4:   PURPOSE OF TRANSACTION:

          The securities with respect to which this Schedule 13D is filed were purchased by the Funds in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5:   INTEREST IN SECURITIES OF THE ISSUER.

          (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

                                                 No. of Shares
     Name of                                       Beneficially    Percentage of
     Beneficial Owner                                     Owned   Class(1)
     ---------------------------------------------------------------------

     The Robertson Stephens Orphan Fund                501,450  (2)         8.0%
     The Robertson Stephens Contrarian Fund            279,860  (4)         4.5%
     Robertson Stephens & Co. Incorporated             781,310  (7)        12.5%
     Paul H. Stephens                                  781,310  (8)        12.5%
     Sanford R. Robertson                              781,310  (9)        12.5%
     Michael G. McCaffery                              781,310 (10)        12.5%
     G. Randy Hecht                                    781,310 (11)        12.5%
     Kenneth R. Fitzsimmons                            781,310 (12)        12.5%


(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 6,225,000 shares of Common Stock of the Issuer outstanding as of December 31, 1996.

(2)  The Robertson Stephens Orphan Fund is a California limited partnership.

Cusip No. 911474203                                                page 14 of 21


(3)  The Orphan Offshore Fund is a Cayman Islands limited partnership.

(4) The Robertson Stephens Contrarian Fund is a registered investment company. Robertson, Stephens & Co. Investment Management L.P. is the registered investment manager for the Contrarian Fund. RS&Co., Inc. is the General Partner of Robertson Stephens & Co. Investment Management L.P.

(7) Robertson, Stephens & Company, Inc., a California Corporation, is the General Partner of Robertson, Stephens & Company Investment Management L.P., and as such is deemed to have shared dispositive power over 781,310 shares of the Company.

(8) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared dispositive power over 781,310 shares of the Company held by the Funds. He is also a shareholder of Robertson, Stephens & Company Inc.

(9) Sanford R. Robertson is Chairman and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared dispositive power over 781,310 shares of the Company held by the Funds.

(10) Michael G. McCaffery is President and Chief Executive Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared dispositive power over 781,310 shares of the Company held by the Funds.

(11) G. Randy Hecht is Executive Vice President, Chief Operating Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared dispositive power over 781,310 shares of the Company held by the Funds.

(12) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared dispositive power over 781,310 shares of the Company held by the Funds.


     (c) The following is a list of transactions by the filing parties in the last 60 days.


          Entity         Date      Shares         Price          Transaction
          ------         ----      ------         -----          -----------



ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

Cusip No. 911474203                                                page 15 of 21


           Please refer to Item 5.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

          The following exhibits are filed herewith:

          Exhibit A  - Agreement of Joint Filing

Cusip No. 911474203                                                page 16 of 21


ITEM 8.   SIGNATURE PAGE.

          After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:    2/14/97

     THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED PARTNERSHIP.
     By   Robertson, Stephens & Company, L.P.
     By   Robertson, Stephens & Company, Incorporated

     By:  Paul H. Stephens*
          -----------------
          Paul H. Stephens
          Managing Director and Chief Investment Officer

     THE ROBERTSON STEPHENS CONTRARIAN FUND, A REGISTERED INVESTMENT COMPANY
     By   Robertson, Stephens & Company, L.P.
     By   Robertson, Stephens & Company, Incorporated

     By:  Paul H. Stephens*
          -----------------
          Paul H. Stephens
          Managing Director and Chief Investment Officer

     By:  Paul H. Stephens*
          -----------------
          Paul H. Stephens
          Managing Director and Chief Investment Officer

     ROBERTSON, STEPHENS & COMPANY, INCORPORATED

     By:  Paul H. Stephens*
          -----------------
          Paul H. Stephens
          Managing Director and Chief Investment Officer


          Paul H. Stephens*
          -----------------
          Paul H. Stephens

          Sanford R. Robertson*
          ---------------------
          Sanford R. Robertson

          Michael G. McCaffery*
          ---------------------
          Michael G. McCaffery

          G. Randy Hecht*
          ---------------
          G. Randy Hecht

Cusip No. 911474203                                                page 17 of 21


          Kenneth R. Fitzsimmons*
          -----------------------
          Kenneth R. Fitzsimmons




*By:  /s/ Robert C. Greenwood
      ------------------------------
      Robert C. Greenwood
      Pursuant to Power of Attorney
      Previously Filed

Cusip No. 911474203                                                page 18 of 21

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated January 31, 1997 containing the information required by Schedule 13D, for the Common Stock of GigaTronics held by The Robertson Stephens Orphan Fund, Bayview Investors, Ltd., Robertson, Stephens & Company, Investment Management L.P., and Robertson, Stephens & Company, Incorporated.

Dated:    February 14, 1997


          THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, L.P.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          ROBERTSON, STEPHENS & COMPANY, INCORPORATED

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

               Paul H. Stephens*
               -----------------
               Paul H. Stephens

               Sanford R. Robertson*
               ---------------------
               Sanford R. Robertson

               Michael G. McCaffery*
               ---------------------
               Michael G. McCaffery

               G. Randy Hecht*
               ---------------
               G. Randy Hecht

               Kenneth R. Fitzsimmons*
               -----------------------
               Kenneth R. Fitzsimmons


*By  /s/ Robert C. Greenwood
     -----------------------
     Robert C. Greenwood
     Pursuant to Power of Attorney
     Previously Filed